Exhibit 99.1

      Factory Card & Party Outlet Corp. Announces Resignation of
                        Chief Financial Officer

    NAPERVILLE, Ill.--(BUSINESS WIRE)--Nov. 29, 2005--Factory Card & Party Outlet Corp. (NASDAQ:FCPO), America's second largest party goods chain, announced today that James D. Constantine, the company's Executive Vice President, Chief Financial Officer and Chief Administrative Officer, is leaving the company to pursue other opportunities.
    "I am very grateful to Jim for his many important contributions to our growth and progress during his five years of service with the company," stated Gary W. Rada, President and Chief Executive Officer. "We thank Jim for his many years of financial leadership and wish him every success in his future endeavors," added Mr. Rada.
    The company also announced that Jarett A. Misch has been promoted to Vice President, Controller and Chief Accounting Officer. Mr. Misch, who was previously Controller, will be the company's lead financial officer. Mr. Misch has held several positions of increasing responsibility with the company over the last six years and is a graduate of Indiana University and a Certified Public Accountant.
    "Jarett is a highly qualified accounting executive, who has managed our day-to-day accounting functions for several years. We are confident that his skills and experience, along with our existing, highly professional accounting team, will help us continue to make progress in growing our business and increasing shareholder value," stated Mr. Rada.
    The company further announced that Timothy J. Benson has been promoted to Vice President and Treasurer. Mr. Benson is a graduate of Augustana College and Lake Forest Graduate School of Management.
    "Tim has served as Treasurer for four years, and has done an outstanding job of managing this very important function, while overseeing our investor relations," stated Mr. Rada. "With this promotion, Tim will retain his lead role with the banking community and take a more elevated role with investor relations. Additionally, Tim will have primary responsibility for financial planning within our organization," added Mr. Rada.
    Both Mr. Misch and Mr. Benson will report directly to Gary Rada, the company's President and Chief Executive Officer.

    Factory Card & Party Outlet (www.factorycard.com) based in Naperville, Illinois, currently operates 189 company-owned retail stores in 20 states, offering a wide selection of party supplies, greeting cards, giftwrap, balloons, everyday and seasonal merchandise, and other special occasion merchandise at everyday value prices.

    Certain statements in this news release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties, year-end adjustments and other factors that may cause the actual results, performance or achievements of the Company, or industry results, to be materially different from any future results, performance or achievements express or implied by such forward-looking statements.

    In general, the results, performance or achievements of the Company and its stores and the value of the Company's common stock are dependent upon a number of factors including, without limitation, the dependence on key personnel; competition, ability to anticipate merchandise trends and consumer demand; ability to maintain relationships with suppliers; successful implementation of information systems; successful handling of merchandise logistics; inventory shrinkage; ability to meet future capital needs; governmental regulations; and other factors both referenced and not referenced in the Company's filings with the Securities and Exchange Commission.

    CONTACT: Factory Card & Party Outlet Corp.
             Tim Benson, 630-579-2231
             tbenson@factorycard.com